UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2012

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On October 9, 2012, Ferro Corporation (the "Company") issued a press release (the "Press Release") announcing, among other things, that it expects to incur asset impairment charges and to apply a valuation allowance against a portion of its net deferred tax assets, which will result in a charge, in the third quarter of 2012. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated in this Item 2.02 by reference.

Item 2.06 Material Impairments.

In connection with the preparation of the financial statements of the Company for the quarter ended September 30, 2012, and subsequent to consultation with the Company’s Board of Directors on October 3, 2012, management of the Company concluded that long-lived asset, goodwill and other asset impairment charges, all of which are non-cash, ranging from $175 million to $200 million will be required in the third quarter of 2012, driven mainly by reduced forecasts of future results in the Company’s Electronic Materials segment, which includes its solar pastes business. Management has estimated the range of impairment charges based upon its preliminary determinations of fair value of the Electronic Materials segment, which will be finalized during the fourth quarter of 2012.

Item 7.01 Regulation FD Disclosure.

In addition to the information discussed in Items 2.02 and 2.06 above, the Press Release also announced, among other things, (i) revised earnings guidance for 2012, (ii) that the Company is exploring strategic options for its solar pastes business and (iii) that, beginning with the third quarter of 2012, the Company expects to elect a new method of recognizing expense related to defined benefit pension and other postretirement benefits. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1: Press release dated October 9, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

October 9, 2012	By:	Jeffrey L. Rutherford

Name: Jeffrey L. Rutherford
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 9, 2012